                                                                    EXHIBIT 12.2

                          LEINER HEALTH PRODUCTS INC.

                   COMPUTATION OF EBITDA TO INTEREST EXPENSE

                             (DOLLARS IN THOUSANDS)

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
                                                                            FISCAL YEARS ENDED MARCH 31,
                                                         ------------------------------------------------------------------
                                                                                                                 UNAUDITED
                                                                                                                 PRO FORMA
                                                          1993(1)     1994       1995       1996       1997       1997(2)
                                                         ---------  ---------  ---------  ---------  ---------  -----------
Net income (loss)......................................  $  (1,033) $   3,417  $   3,813  $   1,166  $   7,638   $    (836)
Add Back:
  Interest expense, net................................      5,791      7,144      9,010      9,924      8,281      23,147
  Income taxes.........................................        999      3,573      3,524      4,686      8,028       2,489
  Depreciation and amortization........................      4,586      7,247     10,514     12,288     12,309      12,862
  Extraordinary item...................................     --         --         --         --          2,756       2,756
  Non-recurring charges:
    Impairment and closure of facility.................     --         --         --          4,730      1,416       1,416
    Management reorganization..........................     --         --         --         --          1,000       1,000
    Other charges......................................      3,631      2,017        132        132        528         553
                                                         ---------  ---------  ---------  ---------  ---------  -----------
      Subtotal.........................................     15,007     19,981     23,180     31,760     34,318      44,223
                                                         ---------  ---------  ---------  ---------  ---------  -----------
EBITDA(3)..............................................  $  13,974  $  23,398  $  26,993  $  32,926  $  41,956   $  43,387
                                                         ---------  ---------  ---------  ---------  ---------  -----------
Interest expense, net(3)...............................  $   5,791  $   7,144  $   9,010  $   9,924  $   8,281   $  23,147
Less amortization of deferred financing charges........     --         --            184        212        239       1,171
                                                         ---------  ---------  ---------  ---------  ---------  -----------
Adjusted interest expense, net.........................  $   5,791  $   7,144  $   8,826  $   9,912  $   8,042   $  21,976
                                                         ---------  ---------  ---------  ---------  ---------  -----------
                                                         ---------  ---------  ---------  ---------  ---------  -----------
Ratio of EBITDA to interest expense....................        2.4        3.3        3.1        3.4        5.2         2.0
                                                         ---------  ---------  ---------  ---------  ---------  -----------
                                                         ---------  ---------  ---------  ---------  ---------  -----------
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(1) The computation of EBITDA to interest expense for the fiscal year ended
    March 31, 1993 represents the results of operations of LHP, the results of operations for XCEL from the date of its acquisition, and purchase accounting for the acquisitions of LHP and XCEL during that fiscal year. See
    "The Company."

(2) On January 30, 1997, the Company purchased Vita Health. This column gives effect to the acquisition of Vita Health, as well as the Recapitalization and related transactions. See "Unaudited Pro Forma Financial Information." The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997. The pro forma column includes the operating results of Vita Health for the additional ten months ended January 30, 1997 and excludes certain non-recurring bonuses paid to the former owners of Vita Health of $2.4 million.

(3) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the income statement in the audited consolidated financial statements.

   "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and extraordinary item, and also excludes certain expenses that are not expected to be continued. (See Note 5 to the "Summary Historical and Pro Forma Financial Data"). EBITDA is included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.